VALUED ADVISERS TRUST

1.3 Code of Ethics

March 17, 2022

I.       STATEMENT OF PRINCIPLES

Valued Advisers Trust (the “Trust”) has adopted this Code of Ethics to govern personal securities transactions of the officers and trustees of the Trust (collectively, “Trust Personnel”), persons affiliated with the investment adviser(s) and sub-adviser(s) to each series of the Trust (each an “Adviser” and collectively, the “Advisers”), and the officers and directors of the underwriter(s) to various series of the Trust (each an “Underwriter”). This Code shall also serve as the Code of Ethics for each Adviser and each Underwriter for purposes of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. Although this Code contains a number of specific standards and policies, the following key principles are embodied throughout the Code.

The Interests of Shareholders Must Always Be Paramount

Trust Personnel have a legal and fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Trust Personnel must scrupulously avoid serving their own interests ahead of those of any client.

Trust Personnel May Not Take Inappropriate Advantage of Their Relationship To Our Shareholders

Trust Personnel should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Advisers or any series of the Trust) that might compromise, or call into question, the exercise of their fully independent judgment in the interests of trust shareholders.

All Personal Securities Transactions Should Avoid Any Actual, Potential or Apparent Conflicts of Interest

Although all personal securities transactions by Trust Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Trust Personnel owe a fiduciary duty to clients, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Trust Personnel must adhere to these general principles as well as comply with the specific provisions of this Code. Technical compliance with the Code and its procedures will not automatically prevent scrutiny of trades that show a pattern of abuse or violation of an individual’s fiduciary duties to clients. In addition to the issues specifically addressed in this Code, Trust Personnel are expected, at all times, to comply with other requirements of the federal securities law applicable to the operations of the Trust and its series, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and applicable state securities laws.

II.       DEFINITIONS

“Act” means the Investment Company Act of 1940, as amended.

“Advisers” means the Advisers listed on Schedule A to this Code, as such schedule may be amended from time to time.

“Affiliated Fund” means: (1) for Advisory Personnel who are affiliated with an Adviser, the Fund(s) for which such Adviser serves as investment adviser; (2) for Advisory Personnel who are in a control relationship with any Fund, that Fund; and (3) for officers and employees of the Trust, all Funds in the Trust.

“Alternative Code” means a code of ethics adopted by a service provider of the Trust pursuant to Section IX hereof.

“Advisory Personnel” (or individually, an “Advisory Person”) means: (1) any employee of the Trust or an Adviser (or any company in a control relationship with any Fund or any Adviser) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund; (2) any officer, general partner or director of an Adviser; and (3) any natural person in a control relationship to any Fund or any Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund or other non-public information regarding portfolio holdings of a Fund. Any provisions of this Code that apply directly to Advisory Personnel equally apply to accounts in the names of other persons in which Advisory Personnel have Beneficial Ownership.

“Beneficial Ownership” means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. Beneficial Ownership includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person’s family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

“Chief Compliance Officer” means the Chief Compliance Officer of the Trust as may be appointed by the Board of Trustees from time to time.

“Control” means the power to exercise a controlling influence over the management or policies of a Fund, unless such power is solely the result of an official position with the Trust. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of any Fund shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with Section 2(a)(9) of the Act.

“Compliance Officer” means, for Advisory Personnel, the person designated as the Chief Compliance Officer of the Adviser with which the Advisory Person is affiliated; for Trust Personnel who are affiliated with an Underwriter, the person designated as the Chief Compliance Officer of the Underwriter with which the Trust Person is affiliated; and for Advisory Personnel who are not affiliated with an Adviser and for other Trust Personnel, the Trust’s Chief Compliance Officer.

“Fund” means each series of the Trust.

       “Portfolio Managers” means those Advisory Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund’s Portfolio Manager(s) equally apply to transactions in accounts in the names of other persons in which the Portfolio Manager has Beneficial Ownership.

“Personal Securities Transaction(s)” means transactions in Securities for the account(s) in the names of Trust Personnel, or for accounts in which Trust Personnel have Beneficial Ownership.

“Trust” means the Valued Advisers Trust.

“Trust Personnel” (or individually, a “Trust Person”) means: (1) any officer or director of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by any Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to any Fund regarding the purchase or sale of securities; (2) any officer or Trustee of the Trust; and (3) all Advisory Personnel of each Adviser. Any provisions of this Code that apply directly to Trust Personnel equally apply to accounts in the names of other persons in which Trust Personnel have Beneficial Ownership.

“Security” means any note; stock; exchange-traded fund (“ETF”); Fund (for Advisory Personnel, only Affiliated Fund(s) managed by the Adviser with which the Advisory Person is Affiliated); treasury stock; bond, debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement; collateral trust certificate; pre-organization certificate or subscription; transferable share; investment contract; voting-trust certificate; certificate of deposit for a security; fractional undivided interest in oil, gas or other mineral rights; or, in general, any interest or instrument commonly known as “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

The term “Security” shall not include the following securities: (i) shares of registered open-end investment companies, other than ETFs, and Funds (for Advisory Personnel, only Affiliated Fund(s) managed by the Adviser with which the Advisory Person is affiliated); (ii) direct obligations of the U.S. government; (iii) high quality short term debt instruments, including repurchase agreements; (iv) bankers’ acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by the Board of Trustees (collectively, the “Excluded Securities”).

“Purchase or Sale of a Security” includes the writing of an option to purchase or sell a Security. A Security shall be deemed “being considered for Purchase or Sale” by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is “being considered for Purchase or Sale” by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

III.       PROHIBITED PURCHASES AND SALES OF SECURITIES

In a Personal Securities Transaction, Portfolio Managers may not:

•	Purchase or Sell a Security within three calendar days before, or on the same day as, the execution of a trade in the same Security or an equivalent Security by the Affiliated Fund (unless the Personal Securities Transaction is combined (“blocked”) with the Affiliated Fund’s transaction).

Trust Personnel may not:

•	In any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of an Affiliated Fund;

•	Serve on the board of directors of a publicly traded company without prior authorization from the Adviser, for Advisory Personnel, or from the Board of Trustees for other Trust Personnel, based upon a determination that such service would be consistent with the interests of the applicable Fund and its shareholders. Advisory Personnel that serve on the board of directors of a publicly traded company are not permitted to participate in any investment decisions on behalf of an Affiliated Fund involving Securities of that company;

•	Execute a Personal Securities Transaction without the prior written authorization of the appropriate Compliance Officer;

•	Execute a Personal Securities Transaction on a day during which an Affiliated Fund has a pending “buy” or “sell” order in that Security or an equivalent Security, until the Affiliated Fund’s order is executed or withdrawn (unless the Personal Securities Transaction is blocked with the Affiliated Fund’s transaction). In the case of “good until canceled” orders placed by a Fund, this provision applies only if the market price is within 2 points or 10% of the “good until canceled” price; or

•	Execute a Personal Securities Transaction in a Security or an equivalent Security that is being considered for Purchase or Sale by an Affiliated Fund (unless the Personal Securities Transaction is blocked with the Affiliated Fund’s transaction).

In a Personal Securities Transaction, Trust Personnel may not:

•	Acquire any Security in an initial public offering (“IPO”) or in a private placement without prior written authorization of the acquisition by the appropriate Compliance Officer. Any decision by a Fund to invest in or sell such Securities must be approved solely by the applicable Compliance Officer of the Adviser to the Fund, and the Compliance Officer may have no investment in the issuer.

IV.       EXEMPTED TRANSACTIONS

The provisions described above under the heading Prohibited Purchases and Sales of Securities and the preclearance procedures under the heading Preclearance of Personal Securities Transactions do not apply to:

•	Purchases or Sales of Excluded Securities;
•	Purchases or Sales of Securities by a Trust Person who (i) is not an Advisory Person, and (ii) in the ordinary course of business, does not otherwise make, participate in or obtain information regarding, purchases or sales of securities to be made by a Fund, or whose functions do not relate to making any recommendations with respect to the purchase or sale of Securities by a Fund;
•	Purchases or Sales of Securities effected in any account in which the applicable Advisory Person has no Beneficial Ownership;
•	Purchases or Sales of Securities which are non-volitional on the part of either an Advisory Person or a Fund (for example, the receipt of stock dividends); Purchases of Securities made as part of automatic dividend reinvestment plans;
•	Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and
•	Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired.

Provided, however, that this section shall not exempt acquisitions of any Security in an IPO or in a private placement from the requirement that prior written authorization be obtained from the appropriate Compliance Officer.

V.       PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

All Advisory Personnel wishing to engage in a Personal Securities Transaction must obtain prior written authorization of any such Personal Securities Transaction from the appropriate Compliance Officer or such person or persons that such Compliance Officers may from time to time designate to make such written authorizations. Personal Securities Transactions by a Compliance Officer of an Adviser shall require prior written authorization of the President of the Adviser with whom the Compliance Officer is affiliated, or the President’s designee, who shall perform the review and approval functions relating to reports and trading by the Adviser’s Compliance Officer. The Adviser shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

Any authorization so provided is effective until the close of business on the second trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner. Authorization for “good until canceled” orders are effective until the order conflicts with a Fund order. If a person is authorized to acquire a security in an IPO or private placement, the Compliance Officer must maintain a record of the authorization and the reasons supporting the decision.

       If an Advisory Person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by the Fund, such Advisory Person shall cancel his or her trade.

Notification of Fund Trading Activity

In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designees, shall notify their respective Compliance Officers of daily purchases and sales and of Securities being considered for Purchase or Sale by the Affiliated Fund (other than anticipated transactions in Excluded Securities). In the alternative, a Compliance Officer must consult with the Fund’s Portfolio Manager(s) prior to authorizing a Personal Securities Transaction.

VI.       TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

The following reporting requirements do not apply to any Trustee of any Trust who is not an “interested person” of the Trust within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Trustee (“Disinterested Trustee”). If, however, a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a Trustee of the Trust, should have known, that during the 15-day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Disinterested Trustee such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund, the Disinterested Trustee shall make the quarterly disclosures described below to the Board of Trustees of the Trust, but only with respect to the applicable Personal Security Transactions.

A.       Disclosure Of Personal Brokerage Accounts and Securities Holdings

Within ten (10) days of the commencement of employment with an Adviser, an Underwriter, or the Trust, each Trust Person shall submit to the appropriate Compliance Officer a report containing the following information (which report must be current as of a date that is no more than 45 days prior to the date of employment as a Trust Person): (1) the names of each broker dealer or bank with whom an account holding Securities is maintained, and the account numbers of all personal brokerage accounts, the brokerage accounts of members of such Person’s immediate family, and any brokerage accounts which such Person controls or in which such Person or an immediate family member has Beneficial Ownership when such Person became an employee; (2) a list of all personal Securities holdings as of such date (including, for each, the title, the ticker symbol and/or CUSIP number, number of shares and principal amount); (3) certification that such Person has read and understands this Code; and (4) the date the report was submitted.

B.       Annual Reporting Requirements

At the beginning of the first quarter of each calendar year, each Trust Person shall submit to the appropriate Compliance Officer: (1) the names of the broker dealer or bank with whom an account holding Securities is maintained, and the account numbers of all of such Person’s personal brokerage accounts, the brokerage accounts of members of such Person’s immediate family, and any brokerage accounts which such Person controls or in which such Person or an immediate family member has Beneficial Ownership as of a date no more than 45 days before the report was submitted; (2) a list of all personal holdings of Securities and Affiliated Funds (including for each, the title, the ticker symbol and/or CUSIP number, number of shares and principal amount) as of a date no more than 45 days before the report was submitted; (3) certification that such Person has read and understands this Code and whether such Person has complied with its requirements throughout the prior fiscal year; and

(4) the date the report was submitted. A form of Annual Portfolio Holdings Report is attached hereto as Schedule B.

C.       Quarterly Reporting Requirements

Each Trust Person shall report to such Person’s appropriate Compliance Officer the following information with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security:

•	The date of the transaction, the title, the applicable ticker symbol and/or CUSIP number, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each Security and each Affiliated Fund involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted.

Each Trust Person shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.

Note: A Trust Person need not submit a report if such Person has previously provided copies of trade confirmations, custodial reports (i.e., account statements) or similar documentation to the appropriate Compliance Officer.

Reports pursuant to this section of this Code shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. The report required under this Section VI may be made on the form attached hereto as Schedule C.

A Trust Person need not make such a report with respect to transactions effected for any account in which such Person may have Beneficial Ownership, but over which such Person does not have any direct or indirect influence or control (for example, a blind trust), or with respect to transactions pursuant to an automatic investment plan. In addition, a Trust Person need not make a separate report to the extent the information included in the report would duplicate information required to be recorded under Rule 204-2 of the Advisers Act.

VII.       REVIEW, ENFORCEMENT AND PENALTIES

With respect to Advisory Personnel affiliated with an Adviser, the Adviser’s Compliance Officer shall (i) identify all Advisory Personnel, (ii) provide a copy of this Code (including any amendments)

to each such person, (iii) inform them of their reporting obligations under this Code, including where applicable, answering any questions that such Advisory Personnel may have with respect to this Code, and (iv) maintain a record of all current and former Advisory Personnel and their Personal Securities Transactions. With respect to Trust Personnel affiliated with an Underwriter, the Underwriter’s Compliance Officer shall identify all such persons, provide a copy of this Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. With respect to Trust Personnel who are not affiliated with an Adviser or Underwriter, the Trust’s Chief Compliance Officer shall identify all such persons, provide a copy of this Code, and any amendments thereto, to each such person and inform them of their reporting obligations, and maintain a record of all current and former such persons. Trust Personnel shall be required to review and be familiar with the provisions of this Code and, to evidence such review, each person shall be required to acknowledge in writing receipt of this Code, and any amendments thereto, on the form attached hereto as Schedule D

A.       Review. Each Compliance Officer of an Adviser shall review the Personal Securities Transactions supplied by its Advisory Personnel, each Underwriter’s Chief Compliance Officer shall review the Personal Securities Transactions supplied by its Trust Personnel, and the Trust’s Chief Compliance Officer shall review the Personal Securities Transactions supplied by Trust Personnel who are not affiliated with an Adviser or Underwriter. The President of the Adviser or Underwriter with whom the Compliance Officer is affiliated (or the designee of such President if the President is the Compliance Officer) shall review the Personal Securities Transactions of the applicable Adviser’s or Underwriter’s Compliance Officer. The Chairman of the Board of Trustees of the Trust shall review the Personal Securities Transactions of the Trust’s Chief Compliance Officer. Such review may include:

(1)	comparing each report with completed and contemplated portfolio transactions of applicable Fund(s);

(2)	comparing the securities included in any report against the list of restricted Securities;

(3)	assessing whether the person submitting the report is trading for his or her own account in the same Securities as the applicable Fund(s) and, if so, whether the Funds are receiving terms as favorable as those received by such person;

(4)	reviewing trades to determine whether the trading may indicate any abuses, including, market timing against an issuer restrictions, trading on insider information, etc.;

(5)	investigating any substantial disparities between the quality of performance in the Advisory Person’s portfolio against that achieved by the Advisory Person for the applicable Fund(s); and

(6)	if applicable, investigating any substantial disparities between the percentage of trades that are profitable when the Advisory Person trades for his or her own portfolio against the percentage that is profitable when the Advisory Person places trades for the applicable Fund(s).

B.       Employee Reporting. Each person subject to this Code who has knowledge of any violation of this Code by any other person shall promptly report such violation to the appropriate Compliance Officer, who shall investigate any such report to determine if a violation of this Code has in fact occurred. The Compliance Officer shall take sufficient steps to ensure that a reporting person is not penalized and that no retaliatory action is taken against such person in response to or as a result of a report by such person of a violation of this Code by a third person. Any retaliatory action taken against any person that reports a violation shall be deemed a violation of this Code that is sanctionable pursuant to the provisions of this Code.

C.       Reports to the Board. If a Compliance Officer determines that a potential violation may have occurred, the Compliance Officer must promptly report such violation to the President (or similar executive officer) of the Adviser with whom the Compliance Officer is affiliated, as well as to the Chief Compliance Officer of the Trust. The Compliance Officer and the President (or similar executive officer) of the Adviser shall review the facts and determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under this Code. Before making any determination that a violation has been committed by an individual, the Compliance Officer and the President (or similar executive officer) of the Adviser shall give such person an opportunity to supply additional information regarding the transaction in question. Upon determining that a violation of the Code has occurred, the Compliance Officer shall report such violation(s) to the Trust’s Chief Compliance Officer, who shall promptly report such violation to the Board of Trustees. In the event the violation is committed by Trust Personnel who are not affiliated with an Adviser, the Trust’s Chief Compliance Officer shall investigate such potential violation and, if a determination is made that a violation has occurred, shall report such violation to the Audit Committee of the Board of Trustees.

D.       Penalties

(1)	Upon being informed of a violation of this Code of Ethics, an Adviser may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. The Adviser shall impose sanctions in accordance with the principle that no Advisory Personnel may profit at the expense of the shareholders of any Fund. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees. The Board of Trustees shall determine the appropriate sanctions that shall be imposed upon the violation of this Code by any Trust Personnel who are not affiliated with an Adviser.

(2)	No Person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If a Securities transaction of the Compliance Officer is under consideration, a director or other officer of the Adviser (or with respect to the Chief Compliance Officer, a Disinterested Trustee or other officer of the Trust designated by the Board) shall act in all respects in the manner prescribed herein for the Compliance Officer.

VIII.       DUTIES AND POWERS OF THE BOARD OF TRUSTEES

Quarterly, each Underwriter, each Adviser and the Trust’s Chief Compliance Officer shall submit to the Board of Trustees at each regular meeting of the Board, a report that identifies any violations of this Code and any significant remedial action taken during the prior quarter. Such reports shall be reviewed by the Board of Trustees in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

Annually, each Underwriter, each Adviser and the Trust’s Chief Compliance Officer shall submit to the Board of Trustees a report that:

•	Summarizes existing procedures concerning Personal Securities Transactions and any changes in the procedures made during the prior year;

•	Identifies any violations of this Code and any significant remedial action taken during the prior year;

•	Identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

•	Certifies that each Adviser, the Trust and each Underwriter has adopted procedures reasonably designed to prevent violations of this Code.

The Board of Trustees of the Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

The above actions of the Board of Trustees may be in addition to any action taken by the applicable Adviser against the person or persons involved.

From time to time, the Board of Trustees may amend this Code or adopt such interpretations of this Code as they deem appropriate. The Board must base its approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Persons subject to this Code from engaging in any conduct prohibited by this Code.

IX.       ALTERNATE CODE OF ETHICS

A.       All Trust Personnel shall be bound by the requirements of this Code; except that an Adviser, Underwriter or other service provider of the Trust may:

1.	Submit to the Board of Trustees a copy of an Alternative Code adopted by such entity pursuant to Rule 17j-1 under the 1940 Act and, to the extent applicable, Rule 204A-1 under the Investment Advisers Act of 1940, along with a letter of certification that it has adopted procedures reasonably necessary to prevent Trust Personnel from violating such Alternative Code; and the Board shall review any such Alternative Code to determine if it is satisfactory (in which case Trust Personnel who are Trust Personnel solely because of their relationship with the service provider shall be subject to the Alternative Code instead of this Code);

2.	Promptly report to the Trust’s Chief Compliance Officer in writing any material amendments to such Alternative Code; and

3.	Provide to the Board of Trustees, at least annually, the report required in Section VIII above.

B.       In addition to submitting a report that is satisfactory to the Board, the service provider shall:

1.	Promptly furnish the Board upon request at any time and from time to time copies of any reports made pursuant to such Alternative Code by any Trust Personnel; and

2.	Immediately furnish to the Trust, without request, all material information regarding any violation of such Alternative Code by any Trust Personnel.

C.       The Board of Trustees of the Trust, including all of the Disinterested Trustees, has approved this Code and shall approve any Alternative Code and any material changes to such Alternative Code. The Board must base its approval of any Alternative Code and any material changes to any Alternative Code on a determination that such Alternative Code contains provisions reasonably necessary to prevent all Persons subject to it from engaging in any conduct prohibited by this Code. Before approving any service provider’s Alternative Code or any amendment thereto, the Board must receive a certification from the service provider that it has adopted procedures reasonably necessary to prevent its Trust Personnel from violating the Code. The Board must approve any Alternative Code of any new service provider to the Trust before initially retaining the services of such service provider. The Board shall approve a material change to the Alternative Code of a service provider no later than six months after adoption of the material change.

X.       RECORDS

A.       The Trust and each Adviser and the Underwriter shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

1.	A copy of this Code and any Alternative Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

2.	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

3.	A copy of each report or duplicate account statements filed pursuant to this Code by any Person subject to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

4.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

5.	A copy of each annual report to the Board required in Section VIII above.

6.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Person of initial public offerings or limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

       B.       Confidentiality

All reports of Personal Securities Transactions and any other information required to be maintained pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by the Securities and Exchange Commission staff.

Schedule A

Trust Personnel

Officers and Trustees of the Trust as described in the Trust’s most current post-effective amendment to its registration statement on SEC Form N-1A, under the Statement of Additional Information section entitled “Trustees and Officers.”

Advisers

Belmont Capital, LLC

Bradley, Foster and Sargent, Inc.

Channing Capital Management

Dana Investment Advisors, Inc.

Foundry Partners, LLC

Kovitz Investment Group Partners, LLC

Long Short Advisors, LLC

Millbank Dartmoor Portsmouth LLC

Prospector Partners, LLC

Regan Capital, LLC

Sound Mind Advisory Services, LLC

Summitry LLC

Underwriters

Ultimus Fund Distributors, LLC

Northern Lights Distributors, LLC

Schedule B

Annual Disclosure of Securities Holdings

This report shall set forth the security name or description and security class of each security holding in which you have any direct or indirect beneficial ownership in the Security; provided, however, that such Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control if such person certifies such fact to the Fund. In lieu of listing each security position below, you may instead attach copies of your bank or broker’s statements for Securities accounts, sign and date this form and return it together with your statements to the Fund.

Security Name	Ticker Symbol and/or CUSIP	Type of Security (Stock, Bond, etc.)	Number of Shares or Principal Amount	Broker/Dealer	Account Number

       In lieu of listing, I have attached copies of ALL my most recent bank or broker(s)’ statements for my Securities accounts.

_________________________               ________________________                 ______________

Print Name                                                Signature                                                    Date

Return to:

Schedule C

Personal Securities Transactions Report                 For Quarter Ended _____________________________

This report of personal securities transactions pursuant to the requirements of Rule 17j-1 of the Investment Company Act of 1940 and Rule 204A-1 and Rule 204-2(a)(13) of the Advisers Act must be completed and submitted to the Compliance Officer not later than 30 days after the end of each calendar quarter.

Trade Date	Buy, Sell, Other	Security Name and Type (include interest rate and maturity date if applicable)	Quantity	Price	Total Principal Amount	Broker/Dealer	Pre-Cleared (Date or N/A)

	I have not purchased or sold any shares of the _________________ [Name of Fund(s)] during the above-referenced quarter; and

	I had no personal securities transactions during the quarter being reported here that were required to be reported on this Schedule C.

The reporting of any of the above transaction shall not be construed as an admission that I have any direct or indirect ownership in the security to which the report relates.

_________________________________                 _________________________________________ __________________

(Print Name)                                                                (Signature)

(Date Submitted)

Schedule D

ACKNOWLEDGEMENT

The undersigned, a Trust Person of Valued Advisers Trust, hereby acknowledges:

1.	That s/he has received a copy of the Trust’s most current Code of Ethics adopted pursuant to Rule 17j-1 and Rule 204A-1 of the Investment Advisers Act of 1940, including all applicable amendments thereto (collectively, the “Code of Ethics”).

2.	That s/he has reviewed the Code of Ethics and has had the opportunity to ask questions about it.

3.	That s/he has read and understands the Code of Ethics.

IN WITNESS WHEREOF, the undersigned has executed this as of this ___ day of __________________________, ______.

Signature:

Print Name:

Trust Affiliation: